EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-61895, and No. 333-55970 on Form S-8 of our report dated February 8, 2005, relating to the financial statements of Bay-Heart Ltd. (“the Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the matter described in Note 1C regarding the Company’s business condition) appearing in this Annual Report on Form 10-K of Ampal-American Israel Corporation for the year ended December 31, 2004.

Brightman Almagor & Co.
Certified Public Accountants
Member firm of Deloitte Touche Tohmatsu

Haifa, Israel, March 13, 2005.